Exhibit 99.1

ARIAD Announces Initial Clinical Data on Ponatinib in Patients with Relapsed or Refractory Acute Myeloid Leukemia

Further Expansion of the Potential Clinical Utility of Ponatinib in Leukemias

CAMBRIDGE, Mass.--(BUSINESS WIRE)--June 3, 2011--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced initial clinical findings on ponatinib in patients with advanced acute myeloid leukemia (AML). In addition to being an investigational pan-BCR-ABL inhibitor for use in chronic myeloid leukemia (CML), ponatinib selectively and potently inhibits certain other tyrosine kinases, including a specific mutation of FLT3 called the internal tandem duplication (ITD). This mutation has been implicated in about one-third of AML patients and is associated with a poor prognosis. These results are being presented today at the American Society of Clinical Oncology (ASCO) Annual Meeting in Chicago.

This Phase 1 study of 12 patients with relapsed or refractory AML showed the potential benefit of ponatinib in patients with FLT3-positive AML. Three out of seven (43%) patients who were naïve to prior treatment with investigational FLT3 inhibitors had clinical and hematologic evidence of anti-leukemic activity (i.e., two complete responses with incomplete blood count recovery and one partial response), corresponding to 3 out of 12 overall (25%).

“As we continue to evaluate ponatinib in patients with resistant and intolerant CML, these new clinical data in patients with AML and, in particular, those with the FLT3-ITD mutation of AML, are very encouraging,” stated Moshe Talpaz, M.D., Associate Director of Translational Research and Associate Chief of Hematologic Malignancies, Trotman Professor of Leukemia Research, University of Michigan Medical Center, and study investigator. “To observe AML patients who had received multiple prior treatments achieve this level of complete response is highly promising and worthy of further clinical investigation.”

The results from the patients with FLT3-positive AML are based on a cohort of patients enrolled in the ongoing Phase 1 study of ponatinib in hematologic malignancies. Patients with heavily pretreated AML and a history of FLT3-ITD mutation were enrolled in this cohort after the recommended oral dose of ponatinib was established in earlier cohorts. All AML patients received 45 mg per day of ponatinib.

The median age of patients was 49 (range, 30 to 72) years. FLT3-ITD mutation status was determined at a central laboratory upon patient enrollment in the study. All 12 patients treated with ponatinib as part of this cohort had a history of FLT3-ITD mutation. Seven patients had documented FLT3-ITD at baseline, two did not have FLT3 alterations at the time of entry into the trial, and baseline FLT3 status could not be determined in three patients.

Ponatinib was well tolerated in this small group of AML patients, with a safety profile consistent with that observed in the broader Phase 1 study of ponatinib in patients with CML. All patients had treatment-emergent adverse events consistent with those expected in refractory AML. Three patients had grade 2 pancreatitis, one patient discontinued due to investigator decision, and two patients had their specific event resolve and continued therapy at a reduced dose.

“The safety and response data of ponatinib seen in these advanced AML patients highlight the potential of ponatinib in AML patients with alterations in FLT3, a target against which its activity is similar to that already observed in CML patients,” stated Frank G. Haluska, M.D., Ph.D., vice president of clinical research and development and chief medical officer at ARIAD. “With these data in hand, we are planning the next steps in the clinical development of ponatinib in AML patients with the FLT3-ITD mutation where ponatinib offers the greatest promise in this form of leukemia.”

About Acute Myeloid Leukemia

Acute myeloid leukemia (AML) is a cancer of the bone marrow and the blood. According to the American Cancer Society, an estimated 12,330 people were newly diagnosed with AML in the United States in 2010 and of the estimated 21,840 U.S. deaths from leukemia in 2010, 8,950 will be attributed to AML. The median age at diagnosis for AML is 67 years. From 1999 to 2006, the five-year relative survival rate for AML was only 24 percent.

About Ponatinib

Internally discovered at ARIAD, ponatinib is an investigational pan-BCR-ABL inhibitor that also selectively inhibits certain other tyrosine kinases, including a specific mutation of FLT3 called the internal tandem duplication (ITD). The primary target for ponatinib is BCR-ABL, a tyrosine kinase that is abnormal in chronic myeloid leukemia (CML) and Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL). Ponatinib was designed using ARIAD’s computational and structure-based drug design platform to inhibit the activity of BCR-ABL with very high potency and broad specificity. Ponatinib targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment with existing tyrosine kinase inhibitors, including the T315I mutation for which no effective therapy exists. Ponatinib is currently being evaluated in the pivotal Phase 2 PACE trial in patients with resistant or intolerant CML and Ph+ ALL.

About ARIAD

ARIAD’s vision is to transform the lives of cancer patients with breakthrough medicines. The Company's mission is to discover, develop and commercialize small-molecule drugs to treat cancer in patients with the greatest and most urgent unmet medical need - aggressive cancers where current therapies are inadequate. ARIAD’s product candidate, ridaforolimus, is an investigational mTOR inhibitor being developed by Merck that has successfully completed a Phase 3 clinical trial in patients with soft-tissue and bone sarcomas and is being studied in multiple cancer indications. ARIAD’s second internally discovered product candidate, ponatinib, is an investigational pan-BCR-ABL inhibitor in a pivotal Phase 2 clinical trial in patients with chronic myeloid leukemia and Ph+ acute lymphoblastic leukemia. For additional information, please visit http://www.ariad.com.

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments for our product candidates. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

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ARIAD Pharmaceuticals, Inc.
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